Exhibit 4.8

Execution Version

PLEDGE AGREEMENT

dated as of

July 1, 2020

among

PG&E CORPORATION,

as Pledgor,

JPMORGAN CHASE BANK, N.A.,

as Collateral Agent,

JPMORGAN CHASE BANK, N.A.,

as Revolving Administrative Agent,

JPMORGAN CHASE BANK, N.A.,

as Term Administrative Agent,

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Initial Notes Trustee,

and

THE SECURED REPRESENTATIVES PARTY HERETO FROM TIME TO TIME

i

ii

PLEDGE AGREEMENT dated as of July 1, 2020, by and among PG&E Corporation, a California corporation (the “Pledgor”), JPMorgan Chase Bank, N.A., as collateral agent (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”) for the Secured Parties (as defined below), JPMorgan Chase Bank, N.A., as the Revolving Administrative Agent (as defined below), JPMorgan Chase Bank, N.A., as the Term Administrative Agent (as defined below), The Bank of New York Mellon Trust Company, N.A., as Initial Notes Trustee (as defined below), and the other Secured Representatives (as defined below) from time to time party hereto. Capitalized terms used in this Agreement and not otherwise defined in Section 1.02 below shall have the meanings specified in the Revolving Credit Agreement (as defined below).

WHEREAS, the Pledgor, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, together with its successors and assigns in such capacity, the “Revolving Administrative Agent”), the lenders party thereto, and the Collateral Agent have entered into that certain Credit Agreement, dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Revolving Credit Agreement”), pursuant to which the lenders party thereto have agreed to provide a revolving credit facility to the Pledgor;

WHEREAS, the Pledgor, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, together with its successors and assigns in such capacity, the “Term Administrative Agent”), the lenders party thereto, and the Collateral Agent have entered into that certain Credit Agreement, dated as of June 23, 2020 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Term Credit Agreement”), pursuant to which the lenders party thereto advanced term loans to the Pledgor in an aggregate face amount equal to $2,750,000,000;

WHEREAS, the Pledgor and The Bank of New York Mellon Trust Company, N.A., as trustee (in such capacity, together with its successors and assigns in such capacity, the “Initial Notes Trustee”), have entered into that certain Indenture, dated as of June 23, 2020 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Initial Notes Indenture”), pursuant to which the Pledgor may, from time to time, issue debt securities in one or more series;

WHEREAS, pursuant to the Revolving Credit Agreement, the Term Credit Agreement and the Initial Notes Indenture, the Pledgor is required to enter into this Agreement; and

WHEREAS, the Pledgor will receive substantial benefits from the execution and delivery of the Revolving Credit Agreement, the Term Credit Agreement and the Initial Notes Indenture.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Revolving Credit Agreement. (a) Unless otherwise defined herein or in the Revolving Credit Agreement, capitalized terms used herein that are defined in the UCC shall have the meanings assigned to them in the UCC.

(b) The rules of construction specified in Section 1.2 of the Revolving Credit Agreement also apply to this Agreement, mutatis mutandis.

SECTION 1.02. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Additional Pari Passu Agent” means the Person appointed to act as trustee, agent or representative for the holders of Additional Pari Passu Indebtedness pursuant to any Additional Pari Passu Agreement, together with such Person’s successors and assigns in such capacity.

“Additional Pari Passu Agreement” means the indenture, credit agreement or other agreement under which any Additional Pari Passu Indebtedness is incurred and any notes or other instruments or agreements representing such Additional Pari Passu Indebtedness.

“Additional Pari Passu Indebtedness” means any Indebtedness of the Pledgor that is not prohibited from being incurred pursuant to the Covered Documents and that is secured (or, at the time designated, proposed to be secured) by a lien on the Pledged Collateral permitted pursuant to the Covered Documents on an equal and ratable basis with the First Lien Obligations; provided that (i) the Additional Pari Passu Agent for the holders of such Indebtedness shall execute an Additional Pari Passu Joinder Agreement and (ii) the Pledgor shall designate such Indebtedness as Additional Pari Passu Indebtedness pursuant to Section 4.16.

“Additional Pari Passu Joinder Agreement” means a joinder to this Agreement in substantially the form of Annex I hereto or such other form as is reasonably acceptable to the Collateral Agent.

“Agreement” means this Pledge Agreement.

“Applicable Secured Representative” means (i) until the earlier of (x) the Discharge of Revolving Credit Agreement Obligations and (y) the Non-Applicable Secured Representative Enforcement Date, the Revolving Administrative Agent and (ii) thereafter, the Major Non-Applicable Secured Representative.

“Bankruptcy Code” means Title 11 of the United States Code.

“Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Controlling Secured Parties” means the Secured Parties whose Secured Representative is the Applicable Secured Representative.

“Covered Documents” means the Revolving Loan Documents, the Term Loan Documents, the Initial Notes Documents and each Additional Pari Passu Agreement.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“DIP Financing” has the meaning assigned to such term in Section 4.22(b).

“DIP Financing Liens” has the meaning assigned to such term in Section 4.22(b).

“DIP Lenders” has the meaning assigned to such term in Section 4.22(b).

“Discharge” means, with respect to any Series of First Lien Obligations, the date on which such Series of First Lien Obligations is no longer secured by the Pledged Collateral. The term “Discharged” shall have a corresponding meaning.

“Discharge of Revolving Credit Agreement Obligations” means the Discharge of the Revolving Credit Agreement Obligations; provided that a Discharge of Revolving Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of the Revolving Credit Agreement Obligations with additional First Lien Obligations secured by the Pledged Collateral under an Additional Pari Passu Agreement which has been designated in writing by the Pledgor to the Collateral Agent and each Secured Representative as “Revolving Credit Agreement Obligations” for purposes of this Agreement.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Event of Default” means an “Event of Default” as defined in any of the Covered Documents.

“First Lien Obligations” means, collectively, (i) the Revolving Credit Agreement Obligations, (ii) the Term Credit Agreement Obligations, (iii) the Initial Notes Obligations and (iv) each Series of Additional Pari Passu Indebtedness.

“Future Interests” has the meaning assigned to such term in Section 2.01.

“Impairment” has the meaning assigned to such term in Section 3.02(f).

“Indemnified Liabilities” has the meaning assigned to such term in Section 4.03(c).

“Indemnitees” has the meaning assigned to such term in Section 4.03(c).

“Initial Notes Documents” has the meaning assigned to the term “Notes Documents” (or any successor term thereof) in the Initial Notes Indenture.

“Initial Notes Indenture” has the meaning assigned to such term in the recitals of this Agreement.

“Initial Notes Obligations” means the “Notes Obligations” as defined in Section 101 of the Initial Notes Indenture.

“Initial Notes Trustee” has the meaning assigned to such term in the recitals of this Agreement.

“Insolvency or Liquidation Proceeding” means:

(1) any case or proceeding commenced by or against the Pledgor under any Debtor Relief Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Pledgor, any receivership or assignment for the benefit of creditors relating to the Pledgor or any similar case or proceeding relative to the Pledgor or its creditors, as such, in each case whether or not voluntary;

(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Pledgor, whether or not voluntary and whether or not involving bankruptcy or insolvency (except for any voluntary liquidation, dissolution or other winding up to the extent permitted by the applicable Covered Documents); or

(3) any other case or proceeding of any type or nature in which substantially all claims of creditors of the Pledgor are determined and any payment or distribution is or may be made on account of such claims.

“Intervening Creditor” has the meaning assigned to such term in Section 3.02(f).

“Issuer” means Pacific Gas and Electric Company, a California corporation.

“Major Non-Applicable Secured Representative” means the Secured Representative (other than the Revolving Administrative Agent) of the Series of First Lien Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of First Lien Obligations (excluding the Series of Revolving Credit Agreement Obligations) as such Secured Representative is notified in writing by the Pledgor, but solely to the extent that such Series of First Lien Obligations has a larger aggregate outstanding principal amount than the Series of Revolving Credit Agreement Obligations then outstanding.

“Non-Applicable Secured Representative” means, at any time, any Secured Representative that is not the Applicable Secured Representative at such time with respect to such Pledged Collateral.

“Non-Applicable Secured Representative Enforcement Date” means, with respect to any Non-Applicable Secured Representative, the date which is 180 days (throughout which 180-day period such Non-Applicable Secured Representative was the Major Non-Applicable Secured Representative) after the occurrence of both (i) an Event of Default under and as defined in the Covered Documents under which such Non-Applicable Secured Representative is the Major Non-Applicable Secured Representative and (ii) the Applicable Secured Representative and the Collateral Agent’s receipt of written notice from such Major Non-Applicable Secured Representative certifying that (x) such Non-Applicable Secured Representative is the Major Non-Applicable Secured Representative and that an Event of Default under and as defined in the Covered Documents under which such Non-Applicable Secured Representative is the Secured Representative has occurred and is continuing and (y) the First Lien Obligations of the Series with respect to which such Major Non-Applicable Secured Representative is the Secured Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Covered Documents; provided that the Non-Applicable Secured Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred (1) at any time that the Collateral Agent, on the instructions of the Applicable Secured Representative, has commenced and is diligently pursuing any enforcement action with respect to the Pledged Collateral or (2) at any time that the Pledgor is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding. Such Applicable Secured Representative and the Collateral Agent shall give prompt notice of such enforcement action to each Non-Applicable Secured Representative; provided that the failure to give such notice shall not affect its rights hereunder.

“Non-Controlling Secured Parties” means the Secured Parties which are not Controlling Secured Parties.

“Person” means “Person” as such term is defined in the Revolving Credit Agreement.

“Pledged Collateral” has the meaning assigned to such term in Section 2.01.

“Pledged Equity” has the meaning assigned to such term in Section 2.01.

“Pledgor” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Proceeds” means all proceeds (including proceeds of proceeds) of the Pledged Equity and Future Interests including all “proceeds,” as such term is defined in Section 9-102(a)(64) of the UCC.

“Reaffirmation Agreement” means a reaffirmation of this Agreement executed by the Pledgor in form and substance reasonably acceptable to the Collateral Agent.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other Indebtedness or enter alternative financing arrangements, in exchange or replacement for such Indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such Indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Related Parties” means with respect to any Person, each such Person’s affiliates and the partners, directors, officers, employees, agents and advisors of each such Person and of each such Person’s affiliates.

“Revolving Administrative Agent” has the meaning assigned to such term in the recitals of this Agreement.

“Revolving Credit Agreement” has the meaning assigned to such term in the recitals of this Agreement.

“Revolving Credit Agreement Obligations” means the “Obligations” as defined in the Revolving Credit Agreement.

“Revolving Loan Documents” has the meaning assigned to the term “Loan Documents” (or any successor term thereof) in the Revolving Credit Agreement.

“Secured Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Pledgor, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Pledgor or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, arising under or otherwise with respect to any of (i) the Revolving Loan Documents, (ii) the Term Loan Documents, (iii) the Initial Notes Documents, (iv) any Additional Pari Passu Agreement and (v) this Agreement.

“Secured Parties” means, collectively, the Collateral Agent, the Revolving Administrative Agent, the Term Administrative Agent, the Initial Notes Trustee, each Additional Pari Passu Agent and any other holders of Secured Obligations (including, without limitation, the “Secured Parties” (as defined in the Revolving Credit Agreement), the “Secured Parties” (as defined in the Term Credit Agreement) and the “Notes Secured Parties” (as defined in the Initial Notes Indenture)).

“Secured Representative” means, (i) with respect to the Revolving Credit Agreement Obligations, the Revolving Administrative Agent, (ii) with respect to the Term Credit Agreement Obligations, the Term Administrative Agent, (iii) with respect to the Initial Notes Obligations, the Initial Notes Trustee and (iv) with respect to any Series of Additional Pari Passu Indebtedness, the Person designated as the Additional Pari Passu Agent for such Series in the applicable Additional Pari Passu Joinder Agreement.

“Series” means with respect to any First Lien Obligations, each of (i) the Revolving Credit Agreement Obligations, (ii) the Term Credit Agreement Obligations, (iii) the Initial Notes Obligations and (iv) the Additional Pari Passu Indebtedness incurred pursuant to any Additional Pari Passu Agreement, which pursuant to any Additional Pari Passu Joinder Agreement, are to be represented hereunder by an Additional Pari Passu Agent.

“Term Administrative Agent” has the meaning assigned to such term in the recitals of this Agreement.

“Term Credit Agreement” has the meaning assigned to such term in the recitals of this Agreement.

“Term Credit Agreement Obligations” means the “Obligations” as defined in the Term Credit Agreement.

“Term Loan Documents” has the meaning assigned to the term “Loan Documents” (or any successor term thereof) in the Term Credit Agreement.

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of the security interest in any Pledged Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

ARTICLE II

Pledge of Securities

SECTION 2.01. Pledge. As security for the payment and performance in full of the Secured Obligations when due, whether at stated maturity, by acceleration or otherwise, the Pledgor hereby pledges to the Collateral Agent, for the benefit of the Secured Parties, a security interest in all of the Pledgor’s right, title and interest in, to and under (i) all shares of common stock of the Issuer owned by the Pledgor, including those that are listed on Schedule I, and any other shares of common stock of the Issuer obtained in the future by the Pledgor and the certificates or instruments representing such common stock (the “Pledged Equity”); (ii) all payments of dividends, cash, options, warrants, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, the Pledged Equity, and all certificates or instruments representing, and rights and privileges of the Pledgor with respect to, the securities and other property referred to in this clause (ii) and clause (i) above (collectively, the “Future Interests”); and (iii) all Proceeds of any of the foregoing (the items referred to in clauses (i) through (iii) above being collectively referred to as the “Pledged Collateral”).

SECTION 2.02. Delivery of the Pledged Equity. (a) The Pledgor agrees promptly (but in any event within thirty (30) days, or such longer period as the Collateral Agent may agree in its reasonable discretion, after receipt by the Pledgor) to deliver or cause to be delivered to the Collateral Agent, for the benefit of the Secured Parties, any and all certificates or instruments representing Pledged Collateral constituting certificated securities.

(b) Upon delivery to the Collateral Agent, any certificates or instruments representing the Pledged Collateral required to be delivered hereunder shall be accompanied by an undated and duly executed stock or security powers, indorsement certificate or other instrument of transfer or assignment in blank, in form and substance reasonably satisfactory to the Collateral Agent. Each delivery of certificates or instruments representing the Pledged Collateral required to be delivered hereunder shall be accompanied by a schedule describing the securities, which schedule shall be deemed to supplement Schedule I and made a part hereof; provided that failure to supplement Schedule I shall not affect the validity of such pledge of such Pledged Collateral. Each schedule so delivered shall supplement any prior schedules so delivered.

SECTION 2.03. Representations, Warranties and Covenants. The Pledgor represents, warrants and covenants to and with the Collateral Agent, for the benefit of the Secured Parties, that:

(a) as of the date hereof, Schedule I includes all of the issued and outstanding Capital Stock required to be pledged by the Pledgor hereunder and under the Revolving Credit Agreement, the Term Credit Agreement and the Initial Notes Indenture and all certificates or instruments representing such Capital Stock have been delivered to the Collateral Agent, for the benefit of the Secured Parties, accompanied by an undated and duly executed instrument of transfer or assignment in blank, in form and substance reasonably satisfactory to the Collateral Agent (or arrangements reasonably satisfactory to the Collateral Agent shall have been made for such delivery);

(b) the Pledged Equity has been duly and validly authorized and issued by the Issuer and is fully paid and non-assessable;

(c) as of the date hereof, the exact legal name (within the meaning of Section 9-503(a) of the UCC), jurisdiction of incorporation and location of chief executive office of the Pledgor is set forth on Schedule II hereto;

(d) except for the security interests granted hereunder, the Pledgor (i) is, subject to any transfers made in compliance with this Agreement and the Covered Documents, the direct owner, beneficially and of record, of the Pledged Equity listed on Schedule I as being pledged by the Pledgor, (ii) holds the same free and clear of all Liens (other than Liens not prohibited by the Covered Documents), and (iii) if requested by the Collateral Agent, will use commercially reasonable efforts to defend its title or interest thereto or therein against any and all Liens (other than the Liens not prohibited by the Covered Documents), however arising, of all Persons whomsoever;

(e) except for restrictions and limitations imposed or not prohibited by the Covered Documents or securities laws generally or resulting from Liens prohibited by the Covered Documents, subject to receipt of any applicable regulatory approvals, including ,without limitation, any approval or consent of the CPUC, the Pledged Collateral is freely transferable and assignable, and none of the Pledged Collateral is subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect in any manner material and adverse to the Secured Parties the pledge of the Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Collateral Agent of rights and remedies hereunder;

(f) the execution and performance by the Pledgor of this Agreement are within the Pledgor’s organizational powers and have been duly authorized by all necessary organizational action;

(g) no consent or approval of, or filing with, any Governmental Authority, any securities exchange or any other Person was or is necessary to the validity of the pledge effected hereby, except for the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect (except such approvals, consents, exemptions, authorizations, actions, notices and filings, the failure to obtain or make which could not be reasonably expected to affect in any manner material and adverse to the Secured Parties the pledge of the Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Collateral Agent of rights and remedies hereunder); and

(h) by virtue of the execution and delivery by the Pledgor of this Agreement, the delivery of the certificates representing the Pledged Collateral to, and continued possession by, the Collateral Agent in the State of New York, or the filing of a UCC-1 financing statement with the Secretary of State of the State of California, naming the Pledgor, as debtor, and the Collateral Agent, as secured party, the Collateral Agent, for the benefit of the Secured Parties, will have a valid and perfected Lien upon the Pledged Collateral as security for the payment and performance of the Secured Obligations to the extent such perfection is governed by the UCC.

The Pledgor hereby agrees that if any Pledged Collateral constituting investment property (as defined under Section 9-102(a)(49) of the UCC) is at any time not evidenced by certificates of ownership, then the Pledgor shall, to the extent permitted by applicable law, promptly after the reasonable request of the Collateral Agent (i) cause the Issuer to promptly execute and deliver to the Collateral Agent an acknowledgment of the pledge of such Pledged Collateral in a form that is reasonably satisfactory to the Collateral Agent, (ii) if necessary or desirable (as reasonably determined by the Collateral Agent) to perfect a security interest in such Pledged Collateral, cause such pledge to be recorded on the books of the Issuer, (iii) execute any customary pledge forms or other documents necessary or appropriate (as reasonably determined by the Collateral Agent) to complete the pledge contemplated hereby and give the Collateral Agent the right to transfer such Pledged Collateral at the direction of the Controlling Secured Parties after the occurrence and during the continuance of any Event of Default under any Covered Document in accordance with the terms hereof and (iv) after the occurrence and during the continuance of any Event of Default under any Covered Document, promptly upon request by the Collateral Agent, (A) cause the organizational documents of the Issuer to be amended to provide that such Pledged Equity shall be treated as “securities” for purposes of the UCC and (B) cause such Pledged Equity to become certificated and delivered to the Collateral Agent in accordance with the provisions of Section 2.02.

SECTION 2.04. Registration in Nominee Name; Denominations. If an Event of Default under any Covered Document shall have occurred and be continuing and the Collateral Agent (at the direction of the Controlling Secured Parties) shall have given the Pledgor prior written notice of its intent to exercise such rights, (a) the Collateral Agent, on behalf of the Secured Parties, shall have the right (to be exercised at the direction of the Controlling Secured Parties and subject to receipt of any applicable regulatory approvals) to hold the Pledged Equity in its own name as pledgee, the name of its nominee (as pledgee or as sub-agent) or the name of the Pledgor, endorsed or assigned in blank or in favor of the Collateral Agent and the Pledgor will promptly give to the Collateral Agent copies of any written notices or other written communications received by it with respect to Pledged Equity registered in the name of the Pledgor and (b) the Collateral Agent shall have the right to exchange the certificates representing Pledged Equity for certificates of smaller or larger denominations for any purpose consistent with this Agreement, to the extent not prohibited by the documentation governing such Pledged Equity or applicable law and subject to receipt of any applicable regulatory approvals.

SECTION 2.05. Voting Rights; Dividends and Interest. (a) Unless and until an Event of Default under any Covered Document shall have occurred and be continuing and the Collateral Agent (at the direction of the Controlling Secured Parties) shall have provided prior written notice to the Pledgor that the rights of the Pledgor under this Section 2.05 are being suspended:

(i) the Pledgor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Equity or any part thereof, and the Pledgor agrees that it shall exercise such rights for purposes consistent with the terms of this Agreement and the other Covered Documents;

(ii) the Collateral Agent shall promptly (after reasonable advance notice) execute and deliver to the Pledgor, or cause to be executed and delivered to the Pledgor, all such proxies, powers of attorney and other instruments as the Pledgor may reasonably request for the purpose of enabling the Pledgor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to Section 2.05(a)(i); and

(iii) the Pledgor shall be entitled to receive, retain and use (free and clear of any Lien hereunder, except as provided in the proviso to this Section 2.05(a)(iii)) any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral to the extent and only to the extent that such dividends, interest, principal and other distributions are not prohibited by, and otherwise paid or distributed in accordance with, the terms and conditions of the Covered Documents and applicable laws; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Equity, whether resulting from a subdivision, combination or reclassification of the outstanding Capital Stock of the Issuer or received in exchange for Pledged Equity or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which the Issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by the Pledgor, shall not be commingled by the Pledgor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent and the Secured Parties and shall be forthwith delivered to the Collateral Agent in the same form as so received (with any necessary endorsement reasonably requested by the Collateral Agent), to the extent delivery thereof is required pursuant to Section 2.02. So long as no Event of Default under any Covered Document has occurred and is continuing, the Collateral Agent shall promptly deliver to the Pledgor any Pledged Equity in its possession if requested to be delivered to the Issuer in connection with any exchange or redemption of such Pledged Equity not prohibited by the Covered Documents in accordance with this Section 2.05(a)(iii).

(b) Upon the occurrence and during the continuance of an Event of Default under any Covered Document, after the Collateral Agent (at the direction of the Controlling Secured Parties) shall have provided the Pledgor with prior written notice of the suspension of the Pledgor’s rights under Section 2.05(a)(iii), then all rights of the Pledgor to dividends, interest, principal or other distributions that the Pledgor is authorized to receive pursuant to Section 2.05(a)(iii) shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions; provided that, unless otherwise directed in accordance with Section 3.02(e), the Collateral Agent shall have the right from time to time during the continuance of an Event of Default under any Covered Document to permit the Pledgor to exercise such rights. All dividends, interest, principal or other distributions received by the Pledgor contrary to the provisions of this Section 2.05 shall be held in trust for the benefit of the Collateral Agent, shall be segregated from other property or funds of the Pledgor and shall be forthwith delivered to the Collateral Agent upon demand in the same form as so received (with any necessary endorsement reasonably requested by the Collateral Agent). Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this Section 2.05(b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 3.02. After all Events of Default have been cured or waived, the Collateral Agent shall promptly repay to the Pledgor (without interest) all dividends, interest, principal or other distributions that the Pledgor would otherwise be permitted to retain pursuant to the terms of Section 2.05(a)(iii) and that remain in such account.

(c) Upon the occurrence and during the continuance of an Event of Default under any Covered Document, after the Collateral Agent (at the direction of the Controlling Secured Parties) shall have provided the Pledgor with prior written notice of the suspension of the Pledgor’s rights under Section 2.05(a)(i), subject to receipt of any applicable regulatory approvals, all rights of the Pledgor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to Section 2.05(a)(i) shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers (at the direction of the Controlling Secured Parties); provided that, unless otherwise directed in accordance with Section 3.02(e), the Collateral Agent shall have the right from time to time during the continuance of an Event of Default under any Covered Document to permit the Pledgor to exercise such rights. After all Events of Default have been cured or waived, the Pledgor shall have the exclusive right to exercise the voting and/or consensual rights and powers that the Pledgor would otherwise be entitled to exercise pursuant to the terms of Section 2.05(a)(i).

SECTION 2.06. Filings. The Pledgor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction any financing statements and amendments thereto that contain the information required by Article 9 of the UCC of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Pledged Collateral. The Pledgor agrees to provide all information described in the immediately preceding sentence to the Collateral Agent promptly upon request by the Collateral Agent.

SECTION 2.07. Supplements; Further Assurances. Promptly after any reasonable request by the Collateral Agent, the Pledgor shall take such further actions, and execute and/or deliver to the Collateral Agent such additional financing statements, amendments, assignments, agreements, supplements, powers and instruments, as the Collateral Agent may in its reasonable judgment deem necessary in order to create, perfect, preserve and protect the security interest in the Pledged Collateral as provided herein and the rights and interests granted to the Collateral Agent hereunder, to carry into effect the purposes hereof or to confirm the validity, enforceability and priority of the Collateral Agent’s security interest in the Pledged Collateral or permit the Collateral Agent to exercise and enforce its rights, powers and remedies hereunder with respect to any Pledged Collateral, including the filing of financing statements, continuation statements and other documents (including this Agreement) under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interest created hereby, all in form reasonably satisfactory to the Collateral Agent and in such offices wherever required by law to perfect, continue and maintain the validity, enforceability and priority of the security interest in the Pledged Collateral as provided herein and to preserve the other rights and interests granted to the Collateral Agent hereunder, as against third parties, with respect to the Pledged Collateral. If an Event of Default under any Covered Document has occurred and is continuing, the Collateral Agent (at the direction of the Controlling Secured Parties) may institute and maintain, in its own name or in the name of a Pledgor, such suits and proceedings as the Collateral Agent may be advised by counsel shall be necessary or expedient to prevent any impairment of the security interest in or the perfection thereof in the Pledged Collateral contemplated hereby. All of the foregoing shall be at the sole cost and expense of the Pledgor.

ARTICLE III

Remedies

SECTION 3.01. Remedies upon an Event of Default. Upon the occurrence and during the continuance of an Event of Default under any Covered Document, subject to receipt of any applicable regulatory approvals, the Collateral Agent shall have the right to exercise (at the direction of the Controlling Secured Parties) any and all rights afforded to a secured party with respect to the Secured Obligations under the UCC or other applicable law and also may (i) exercise (at the direction of the Controlling Secured Parties) any and all rights and remedies of the Pledgor under or in connection with the Pledged Collateral, or otherwise in respect of the Pledged Collateral; provided that the Collateral Agent shall provide the Pledgor with notice thereof prior to such exercise and (ii) subject to the requirements of applicable law and the notice requirements described below, at the direction of the Controlling Secured Parties, sell or otherwise dispose of all or any part of the Pledged Collateral securing the Secured Obligations at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate. The Collateral Agent shall be authorized at any such sale of securities (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Pledged Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Pledged Collateral so sold. Each such purchaser at any such sale of Pledged Collateral shall hold the property sold absolutely, free from any claim or right on the part of the Pledgor, and the Pledgor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and appraisal which the Pledgor now has or may at any time in the future have under any law now existing or hereafter enacted.

The Collateral Agent shall give the Pledgor ten (10) days’ written notice (which the Pledgor agrees is reasonable notice within the meaning of Section 9-611 of the UCC or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Pledged Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Pledged Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale. At any such sale, the Pledged Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine. The Collateral Agent shall not be obligated to make any sale of any Pledged Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Pledged Collateral shall have been given. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Pledged Collateral is made on credit or for future delivery, the Pledged Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Pledged Collateral so sold and, in case of any such failure, such Pledged Collateral may be sold again upon like notice. At any public (or, to the extent permitted by law, private) sale made pursuant to this Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of the Pledgor (all said rights being also hereby waived and released to the extent permitted by law), the Pledged Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from the Pledgor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to the Pledgor therefor. For purposes hereof, a written agreement to purchase the Pledged Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to any such agreement entered into at the direction of the Controlling Secured Parties in accordance with the terms of this Section 3.01 and the Pledgor shall not be entitled to the return of the Pledged Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Secured Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent (at the direction of the Controlling Secured Parties) may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Pledged Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 3.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the UCC or its equivalent in other jurisdictions.

SECTION 3.02. Application of Proceeds.

(a) The Collateral Agent shall apply the proceeds of any collection, sale or realization of Pledged Collateral, including any Pledged Collateral consisting of cash, in each case to the extent received after the occurrence and during the continuance of an Event of Default under any Covered Document as a result of an enforcement of remedies or in connection with a bankruptcy or insolvency proceeding, in the following order of priority:

(i) first, to fees, expenses and indemnities owing to the Collateral Agent, the Revolving Administrative Agent, the Term Administrative Agent, the Initial Notes Trustee and any Additional Pari Passu Agent, in each case, in its capacity as such in accordance with the terms of this Agreement;

(ii) second, to the payment in full of the Revolving Credit Agreement Obligations to the extent the aggregate principal amount in respect thereof does not exceed $650,000,000;

(iii) third, to the extent not described in clause (i) or clause (ii) above, to the payment in full of all remaining Secured Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amount of Secured Obligations owed to them on the date of any such distribution); and

(iv) fourth, to the Pledgor and/or other Persons entitled thereto.

(b) If, despite the provisions of this Agreement, any Secured Party shall receive any payment or recovery from the proceeds of any collection, sale or realization of Pledged Collateral in excess of its portion of payments on account of the Secured Obligations to which it is then entitled in accordance with this Agreement, such Secured Party shall hold such payment or other recovery in trust for the benefit of all Secured Parties hereunder for distribution in accordance with this Section 3.02 and shall deliver such payment or recovery to the Collateral Agent for distribution in accordance with this Section 3.02.

(c) The Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Pledged Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Pledged Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

(d) In making the determinations and allocations required by this Section 3.02, the Collateral Agent may rely upon information supplied by any Secured Representative as to the amounts of unpaid principal and interest and other amounts outstanding with respect to the Secured Obligations arising under or with respect to any Covered Document for which such Person acts as Secured Representative and the Collateral Agent shall have no duty to inquire as to the application by such Secured Representative of any amounts distributed by such Secured Representative. The Collateral Agent shall have no liability to any of the Secured Parties for actions taken in reliance on information supplied to it as to the amounts of unpaid principal and interest and other amounts outstanding with respect to the Secured Obligations; provided that nothing in this Section 3.02 shall prevent the Pledgor from contesting any amounts claimed by any Secured Party in any information so supplied. All distributions made by the Collateral Agent pursuant to this Section 3.02 shall be (subject to any decree of any court of competent jurisdiction) final (absent manifest error), and the Collateral Agent shall have no duty to inquire as to the application by any Secured Representative of any amounts distributed to such Secured Representative.

(e) Notwithstanding anything in this Agreement to the contrary, with respect to any Pledged Collateral, (i) only the Collateral Agent shall act or refrain from acting with respect to the Pledged Collateral (including with respect to any intercreditor agreement with respect to any Pledged Collateral) and then only on the instructions of the Applicable Secured Representative and (ii) no Non-Applicable Secured Representative or other Non-Controlling Secured Party shall, or shall instruct or direct the Collateral Agent to, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator, examiner or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Pledged Collateral (including with respect to any intercreditor agreement with respect to any Pledged Collateral), whether under this Agreement, applicable law or otherwise or have a right to consent to any such action, it being agreed that only the Collateral Agent acting on the instructions of the Applicable Secured Representative shall be entitled to take any such actions or exercise any such remedies with respect to Pledged Collateral; provided that, notwithstanding the foregoing, (i) in any Insolvency or Liquidation Proceeding, any Secured Representative or any other Secured Party may file a claim or proof of claim or statement of interest with respect to the First Lien Obligations owed to the Secured Parties; (ii) any Secured Representative or any other Secured Party may take any action to preserve or protect the validity and enforceability of the Liens granted in favor of the Secured Parties, provided that no such action is, or could reasonably be expected to be, (A) adverse to the Liens granted in favor of the Controlling Secured Parties or the rights of the Applicable Secured Representative, the Collateral Agent or any other Controlling Secured Parties to exercise remedies in respect thereof or (B) otherwise inconsistent with the terms of this Agreement; and (iii) any Secured Representative or any other Secured Party may file any responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of such Secured Party, including any claims secured by the Pledged Collateral, in each case, to the extent not inconsistent with the terms of this Agreement. Notwithstanding the equal priority of the Liens, the Applicable Secured Representative and Collateral Agent may deal with the Pledged Collateral as if such Applicable Secured Representative and the Collateral Agent had a senior Lien on such

Collateral. No Non-Applicable Secured Representative or Non-Controlling Secured Party will contest, protest or object to any foreclosure proceeding or action brought by the Applicable Secured Representative, the Collateral Agent or the Controlling Secured Party or any other exercise by the Applicable Secured Representative, the Collateral Agent or the Controlling Secured Party of any rights and remedies relating to the Pledged Collateral. The foregoing shall not be construed to limit the rights and priorities of any Secured Party or the Collateral Agent with respect to any Collateral not constituting Pledged Collateral. Each of the Secured Representatives agrees that it will not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity, attachment or enforceability of a Lien held by or on behalf of any of the Secured Parties in all or any part of the Pledged Collateral, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Secured Representative or any other Secured Party to enforce this Agreement.

(f) Notwithstanding the foregoing and the pari passu nature of all the First Lien Obligations, in the event that (i) any Series of First Lien Obligations is unenforceable under applicable law or is subordinated to any obligations, (ii) any Additional Pari Passu Indebtedness is not secured by an enforceable security interest in any of the Pledged Collateral and/or (iii) any intervening security interest exists securing any other obligations (other than other Secured Obligations) on a basis ranking prior to the security interest securing any Additional Pari Passu Indebtedness but junior to the security interest securing the other First Lien Obligations (any such condition referred to in the foregoing clauses (i), (ii) or (iii) with respect to any Series of First Lien Obligations, an “Impairment” of such Series of First Lien Obligations), the results of such Impairment shall be borne solely by the holders of such Series of First Lien Obligations, and the rights of the holders of such Series of First Lien Obligations (including, without limitation, the right to receive distributions in respect of such Series of First Lien Obligations) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of such Series of First Lien Obligations subject to such Impairment. Notwithstanding the foregoing, with respect to any Pledged Collateral for which a third party (other than a Secured Party) has a Lien that is junior in priority to the Lien of the holders of the Revolving Credit Agreement Obligations, the Term Credit Agreement Obligations and the Initial Notes Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the Lien of any other Secured Obligations (such third party, an “Intervening Creditor”), the value of any Pledged Collateral or proceeds that are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Pledged Collateral or proceeds to be distributed in respect of the Secured Obligations with respect to which such Impairment exists.

ARTICLE IV

Miscellaneous

SECTION 4.01. Notices.

(a) All notices, requests, demands and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier, as follows:

(i) if to the Pledgor or the Issuer, c/o PG&E Corporation, P.O. Box 770000, San Francisco, CA 94177, Attention of Treasurer (Telecopier No. 415-973-8968; Telephone No. 415-973-8956), with a copy to PG&E Corporation, P.O. Box 770000, San Francisco, CA 94177, Attention of General Counsel (Telecopier No. 415-973-5520);

(ii) if to Collateral Agent, to JPMorgan Chase Bank, N.A., CIB DMO WLO, Mail code NY1-C413, 4 CMC, Brooklyn, NY, 11245-0001, United States, Email: ib.collateral.services@jpmchase.com;

(iii) if to a Secured Representative, to it at its address (or telecopier number) set forth in its signature page hereto or in its Additional Pari Passu Joinder Agreement; and

(iv) if to any other Secured Party, to it at its address (or telecopier number) specified by the relevant Secured Representative.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in Section 4.01(b), shall be effective as provided in Section 4.01(b). Notices to any Secured Party shall also be effective if given as provided in the applicable notice provision set forth in the relevant Covered Document by which such Secured Party is bound.

(b) The Collateral Agent, any Secured Representative, the Pledgor or any Issuer may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Collateral Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 4.02. Waivers, Amendment. (a) No failure or delay by any Secured Party in exercising any right, remedy, power or privilege hereunder or under any Covered Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges of the Secured Parties herein provided, and provided under each Covered Document, are cumulative and are not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision of this Agreement or consent to any departure by the Pledgor therefrom shall in any event be effective unless the same shall be permitted under Section 4.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a loan or the issuance of any Additional Pari Passu Indebtedness shall not be construed as a waiver of any Event of Default, regardless of whether any Secured Party may have had notice or knowledge of such Event of Default at the time.

Notwithstanding anything to the contrary contained herein or in any Covered Document, the authority to enforce rights and remedies hereunder against the Pledgor, the Issuer or any of their respective Affiliates or Subsidiaries shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Collateral Agent for the benefit of the Secured Parties; provided, however, that the foregoing shall not prohibit (i) the Collateral Agent or any Secured Representative from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as the Collateral Agent or a Secured Representative, as applicable) hereunder or under the applicable Covered Documents (subject to any applicable limitations set forth in Section 4.17), (ii) any Secured Party from exercising set-off rights in accordance with Section 4.09 or the applicable Covered Documents, or (iii) any Secured Party from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Pledgor, the Issuer or any of their respective Affiliates or Subsidiaries under any Debtor Relief Law.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Pledgor, subject to any consent required in accordance with each Covered Document; provided that no such agreement shall:

(i) change any of the provisions of this Section 4.02(b) or the definition of the term “Controlling Secured Parties” or any other provision hereof specifying the number or percentage of Secured Parties required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Secured Representative;

(ii) change any of the provisions of Section 3.02(a), without the written consent of each Secured Representative;

(iii) release any Lien on any Pledged Collateral securing any Series of First Lien Obligations (other than in accordance with Section 3.01 or Section 4.13) without the written consent of the Secured Representative for such Series;

(iv) by its terms directly and adversely affect the rights of, or expand or impose additional duties on, any Secured Representative hereunder without the prior written consent of such Secured Representative; or

(v) by its terms directly and adversely affect the rights of the holders of any Series of First Lien Obligations in a manner different than such amendment affects other Series, without the written consent of the Secured Representative of any such adversely affected Series; provided, further, that this Agreement may be supplemented by an Additional Pari Passu Joinder Agreement and/or Reaffirmation Agreement in accordance with Section 4.16, without the consent of any other Secured Party.

Notwithstanding anything to the contrary herein or in any Covered Document, without the consent of any other Secured Party, the Pledgor and the Collateral Agent may (i) enter into any amendment, supplement or modification of this Agreement, or enter into any new agreement or instrument, (x) to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Pledged Collateral or additional property to become collateral for the benefit of the Secured Parties (including entering into and/or modifying any intercreditor agreement in connection with Indebtedness not prohibited under any Covered Document that is or is contemplated to be subject to a Lien permitted by the Covered Documents (subject to any restrictions set forth in the Covered Documents as to the priority of any such Lien relative to any Lien securing, or required to be granted to secure, the Secured Obligations)), (y) as required by local law or to comply with advice from local counsel to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or any Covered Document, or (z) to otherwise enhance the rights or benefits of the Secured Parties hereunder, and (ii) enter into any amendment, supplement or modification of this Agreement (w) to cure any ambiguity, omission, mistake, defect or inconsistency, (x) to correct any typographical error or other manifest error in this Agreement, (y) to effect administrative changes of a technical or immaterial nature or (z) to make, complete or confirm any release of any Pledged Collateral in accordance with Section 4.13.

SECTION 4.03. Collateral Agent’s Fees and Expenses; Indemnification. (a) The Pledgor hereby reaffirms its indemnification obligations under the Covered Documents with respect to the Collateral Agent and each other Secured Party and their respective officers, directors, employees, agents and affiliates in connection with their execution and delivery of this Agreement, the transactions contemplated hereunder and the performance of their respective obligations hereunder.

(b) Without duplication of its obligations under the other Covered Documents, the Pledgor hereby agrees (i) to pay or reimburse the Collateral Agent for its reasonable out of pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of only one joint counsel and one joint special California counsel and, if necessary, one joint local counsel in each other relevant jurisdiction to the Collateral Agent and the Secured Parties (and in the case of an actual or perceived conflict of interest, one additional counsel for each applicable jurisdiction to each group of similarly situated affected persons) and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Pledgor prior to the Effective Date (in the case of amounts to be paid on the Effective Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Collateral Agent shall deem appropriate and (ii) to pay or reimburse the Collateral Agent for all its costs and expenses incurred in connection with the enforcement or preservation of its rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable fees and disbursements of only one joint counsel, one joint special California counsel and, if necessary, one local counsel in each other relevant jurisdiction to the Collateral Agent and the Secured Parties (and in the case of an actual or perceived conflict of interest, one additional counsel for each applicable jurisdiction to each group of similarly situated affected persons).

(c) Without duplication of its indemnification obligations under the other Covered Documents, the Pledgor agrees to indemnify the Collateral Agent and its Affiliates and their respective officers, directors, employees and agents (each, an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever whether brought by the Pledgor or any other Person, with respect to the execution, delivery, enforcement and performance of, or arising out of or in connection with, this Agreement, the Covered Documents and any such other documents, including the reasonable, documented and invoiced fees and expenses of one joint counsel and one joint special California counsel and, if necessary, one joint local counsel in each other relevant jurisdiction to the applicable Indemnitee (and in the case of a conflict of interest, one additional counsel to each group of similarly situated affected Persons (it being understood and agreed, for the avoidance of doubt, that the limitation on number of counsel shall not be applicable to the Initial Notes Trustee)), in connection with claims, actions or proceedings by any Indemnitee against the Pledgor under any Covered Document (collectively, the “Indemnified Liabilities”), provided, that the Pledgor shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities relating to any Series of First Lien Obligations to the extent such Indemnified Liabilities resulted from, as determined in a final non-appealable judgment by a court of competent jurisdiction, (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or its Affiliates, (y) the material breach of such Indemnitee’s funding obligations under the Covered Documents in respect of such Series of First Lien Obligations or (z) a dispute amongst one or more Secured Parties of such Series of First Lien Obligations not arising from the Pledgor’s breach of its obligations under the Covered Documents in respect of such Series of First Lien Obligations (other than a dispute involving a claim against an Indemnitee for its acts or omissions in its capacity as an arranger, bookrunner, agent or similar role in respect of such Series of First Lien Obligations, except, to the extent such acts or omissions are determined by a court of competent jurisdiction by a final and non-appealable judgment to have constituted the gross negligence, bad faith or willful misconduct of such Indemnitee in such capacity). This Section 4.03(c) shall not apply with respect to Taxes, other than Taxes that represent claims, damages, losses, liabilities, costs or expenses arising from non-Tax claims.

(d) Any such amounts payable under this Section 4.03 shall be additional Secured Obligations secured hereby. The provisions of this Section 4.03 shall remain operative and in full force and effect regardless of the termination of this Agreement or any Covered Document, the consummation of the transactions contemplated hereby, the repayment of any of the Secured Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any Covered Document, or any investigation made by or on behalf of the Collateral Agent or any other Secured Party, and shall survive for two years (provided that such two year limitation shall not apply with respect to the Initial Notes Trustee), after repayment of all Secured Obligations and all other amounts payable hereunder and under the Covered Documents. All amounts due under this Section 4.03 shall be payable not later than 30 days after written demand therefor.

SECTION 4.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

SECTION 4.05. Reserved.

SECTION 4.06. Survival of Agreement. All covenants, agreements, representations and warranties made by the Pledgor hereunder and in the Covered Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Secured Parties and shall survive the execution and delivery of the Covered Documents, the making of any loans and the issuance of any Additional Pari Passu Indebtedness, regardless of any investigation made by any Secured Party or on its behalf and notwithstanding that any Secured Party may have had notice or knowledge of any Event of Default at the time any credit is extended under the Revolving Credit Agreement, the Term Credit Agreement, the Initial Notes Indenture, or any Additional Pari Passu Agreement, and shall continue in full force and effect as long as any Secured Obligations are outstanding and unpaid (other than contingent obligations in respect of which no claim has been made).

SECTION 4.07. Counterparts; Effectiveness, Several Agreement. This Agreement may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement or any Additional Pari Passu Joinder Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement or such or any Additional Pari Passu Joinder Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Without limiting the generality of the foregoing, the Pledgor hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Pledgor and any Secured Parties, electronic images of this Agreement or any or any Additional Pari Passu Joinder Agreement (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of any Covered Documents based solely on the lack of paper original copies of any Covered Documents, including with respect to any signature pages thereto. This Agreement shall become effective as to each party hereto when a counterpart hereof executed on behalf of each of the parties hereto shall have been delivered to the Collateral Agent, and thereafter shall be binding upon each party hereto and their respective permitted successors and assigns, and shall inure to the benefit of the Pledgor, the Collateral Agent and the other Secured Parties and their respective permitted successors and assigns, except that the Pledgor shall not have the right to assign or transfer its rights or obligations hereunder (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the Covered Documents (it being understood and agreed that any assignee or transferee of the Pledgor pursuant to a transaction permitted by Section 7.6 of the Revolving Credit Agreement, Section 7.3 of the Term Credit Agreement and Section 901 of the Initial Notes Indenture and not otherwise prohibited by the Covered Documents shall be permitted so long as such Person assumes all of the obligations of the Pledgor hereunder and reaffirms the pledge granted hereby on terms reasonably satisfactory to the Collateral Agent).

SECTION 4.08. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 4.09. Right of Set-Off. In addition to any rights and remedies of the Secured Parties provided by law, upon the occurrence and during the continuance of any Event of Default under any Covered Document (with respect to which the Collateral Agent, each Secured Representative and the Pledgor have been notified pursuant to this Agreement), each Secured Party and its Affiliates is authorized at any time and from time to time, without prior notice to the Pledgor, any such notice being waived by Pledgor to the fullest extent permitted by applicable law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other obligations at any time owing by, such Secured Party and its Affiliates to or for the credit or the account of the Pledgor against any and all Secured Obligations owing to such Secured Party and its Affiliates hereunder or under any Covered Document, now or hereafter existing, irrespective of whether or not such Secured Party or Affiliate shall have made demand under this Agreement or under any Covered Document and although such Secured Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or obligations. Each Secured Party agrees promptly to notify the Pledgor and the Collateral Agent after any such set-off and application made by such Secured Party; provided that, the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Secured Party under this Section 4.09 are in addition to other rights and remedies (including other rights of set-off) that such Secured Party may have at law. Notwithstanding anything to the contrary in this Section 4.09, (x) the rights of each Secured Party under this Section 4.09 are subject to any additional limitations and/or notice requirements set forth in any provisions relating to rights of set-off against the Pledgor and/or any of its Subsidiaries that are contained in any Covered Document by which such Secured Party is bound (including, without limitation, limitations on the rights of “defaulting lenders”) and (y) the foregoing right of setoff shall apply only to the extent not restricted or prohibited by applicable law.

SECTION 4.10. Governing Law; Jurisdiction; Venue; Waiver of Jury Trial; Consent to Service of Process.

(a) Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

(b) Submission to Jurisdiction. The parties hereto irrevocably and unconditionally submit, for themselves and their property, to the non-exclusive jurisdiction of the United States District Court of the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan) and of any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Collateral Agent or any other Secured Party may otherwise have to bring any action or proceeding relating to this Agreement against the Pledgor or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. The parties hereto irrevocably and unconditionally waive, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to in Section 4.10(b). Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.10(d).

(e) Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 4.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable law.

SECTION 4.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 4.12. Security Interest Absolute. To the extent permitted by law, all rights of the Collateral Agent hereunder, the grant of a security interest in the Pledged Collateral and all obligations of the Pledgor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of any Covered Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from any Covered Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Secured Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Pledgor in respect of the Secured Obligations or this Agreement (other than payment in full of the Secured Obligations or termination or release of the Pledgor’s obligations in accordance with the terms of Section 4.13).

SECTION 4.13. Termination or Release. (a) The release of Liens on the Pledged Collateral securing any Series of First Lien Obligations, whether in connection with a sale, transfer or other disposition of such Pledged Collateral or otherwise, shall be governed by and subject to the Covered Documents of such Series, and that nothing in this Agreement shall be deemed to amend or affect the terms of the Covered Documents of such Series with respect thereto; provided that if, at any time any Pledged Collateral is transferred to a third party or otherwise disposed of, in each case, in connection with any enforcement by the Applicable Secured Representative in accordance with the provisions of this Agreement, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of the other Secured Parties on such Pledged Collateral will automatically be released and discharged upon final conclusion of foreclosure proceeding as and when, but only to the extent, such Liens on such Pledged Collateral of the Applicable Secured Representative are released and discharged; provided that any proceeds of any Pledged Collateral realized therefrom shall be applied pursuant to Section 3.02(a).

(b) In connection with any termination or release pursuant to Section 4.13(a), the Collateral Agent shall execute and deliver to the Pledgor, at the Pledgor’s expense, all documents that the Pledgor shall reasonably request to evidence such termination or release and shall perform such other actions reasonably requested by the Pledgor to effect such release, including delivery of certificates, securities and instruments. Any execution and delivery of documents pursuant to this Section 4.13 shall be without recourse or warranty to the Collateral Agent.

SECTION 4.14. Collateral Agent Appointed Attorney-in-Fact. The Pledgor hereby appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as its true and lawful attorney-in-fact during the continuance of an Event of Default under any Covered Document, for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof at any time during the continuance of an Event of Default under any Covered Document, which appointment is irrevocable (until such time as the Secured Obligations shall have been paid in full (other than contingent obligations in respect of which no claim has been made)) and coupled with an interest (provided that the

Collateral Agent shall provide the Pledgor with notice thereof prior to exercising such rights). Without limiting the generality of the foregoing, the Collateral Agent shall have the right (to be exercised at the direction of the Controlling Secured Parties), upon the occurrence and during the continuance of an Event of Default under any Covered Document and upon notice by the Collateral Agent to the Pledgor of the Collateral Agent’s intent to exercise such rights, with full power of substitution either in the Collateral Agent’s name or in the name of the Pledgor (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Pledged Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Pledged Collateral; (c) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Pledged Collateral or to enforce any rights in respect of any Pledged Collateral; (d) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Pledged Collateral; (e) to endorse the name of the Pledgor on any check, draft, instrument or other item of payment representing or included in the Pledged Collateral; and (f) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Pledged Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Pledged Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Pledged Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Collateral Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to the Pledgor for any act or failure to act hereunder, except for their own gross negligence, bad faith, or willful misconduct or that of any of their Affiliates, directors, officers, employees, counsel, agents or attorneys-in-fact, in each case, as determined by a final non-appealable judgment of a court of competent jurisdiction. All sums disbursed by the Collateral Agent in connection with this Section 4.14, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto (in any such case, to the extent reimbursable by the Pledgor pursuant to Section 4.03), shall be payable by the Pledgor to the Collateral Agent not later than thirty (30) days after demand and shall be additional Secured Obligations secured hereby.

SECTION 4.15. Appointment and General Authority of the Collateral Agent, Etc.

(a) Each Secured Representative from time to time party hereto, on behalf of itself and the other Secured Parties that it represents, irrevocably appoints JPMorgan Chase Bank, N.A. to act as Collateral Agent under this Agreement and authorizes the Collateral Agent to take such action as agent on behalf of such Secured Representative and such other Secured Parties and to exercise such powers under this Agreement as are delegated to the Collateral Agent by the terms hereof, together with all such powers as are reasonably incidental thereto.

(b) By acceptance of the benefits of this Agreement, each Secured Party (whether or not a signatory hereto) shall be deemed irrevocably (i) to consent to the appointment of the Collateral Agent as its agent hereunder, (ii) to confirm that the Collateral Agent shall have the authority to act as the exclusive agent of such Secured Party for the enforcement of any provisions of this Agreement against the Pledgor, the exercise of remedies hereunder and the giving or withholding of any consent or approval hereunder relating to any Pledged Collateral or the Pledgor’s obligations with respect thereto, (iii) to agree that it shall not take any action to enforce any provisions of this Agreement against the Pledgor, to exercise any remedy hereunder (including without limitation the right to enforce the security interest in the Pledged Collateral, institute proceedings, give any notice to account debtors, make collections, or sell or otherwise foreclose on any portion of the Pledged Collateral) or to give any consents or approvals hereunder except as expressly provided in this Agreement and (iv) to agree to be bound by the terms of this Agreement.

(c) The Collateral Agent may at any time give notice of its resignation to the Secured Representatives and the Pledgor. Upon receipt of any such notice of resignation, the Controlling Secured Parties shall have the right to appoint a successor, which shall be one of the Secured Representatives or a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York and which shall be reasonably acceptable to the Pledgor. If no such successor shall have been so appointed by the Controlling Secured Parties and shall have accepted such appointment within thirty (30) days after the retiring Collateral Agent gives notice of its resignation, then the retiring Collateral Agent may, on behalf of the Secured Parties, appoint a successor Collateral Agent meeting the qualifications set forth above; provided that, if the Collateral Agent shall notify the Pledgor and the Secured Representatives that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Collateral Agent shall be discharged from its duties and obligations hereunder and under the Covered Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of any of the Secured Parties under any of the Covered Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Collateral Agent shall instead be made by or to each Secured Representative directly, until such time as the Controlling Secured Parties appoint a successor Collateral Agent as provided for above in this Section 4.15(c). Upon the acceptance of a successor’s appointment as Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Collateral Agent, and the retiring Collateral Agent shall be discharged from all of its duties and obligations hereunder and under the Covered Documents (if not already discharged therefrom as provided above in this Section 4.15(c)). The fees payable by the Pledgor to a successor Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Pledgor and such successor. After the retiring Collateral Agent’s resignation hereunder, the provisions of Section 4.03 shall continue in effect for the benefit of such retiring Collateral Agent, its sub-agents, as applicable, and its Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Collateral Agent was acting as Collateral Agent.

SECTION 4.16. Additional Pari Passu Indebtedness. The Pledgor may from time to time designate any of its additional obligations as Additional Pari Passu Indebtedness by delivering, or causing to be delivered, to the Collateral Agent and each Secured Representative party hereto at such time (a) a certificate signed by a Responsible Officer (as such term is defined in the Revolving Credit Agreement) of the Pledgor (i) identifying in reasonable detail the obligations so designated and the aggregate principal amount or face amount thereof as of the date of such certificate, stating that such obligations are designated as “Additional Pari Passu Indebtedness” for purposes hereof, (ii) representing that such designation does not violate the terms of the then extant Covered Documents and (iii) specifying the name and address of the Additional Pari Passu Agent for such obligations; (b) an Additional Pari Passu Joinder Agreement executed by the Additional Pari Passu Agent for such obligations and (c) to the extent reasonably requested by the Additional Pari Passu Agent for such obligations, a Reaffirmation Agreement executed by the Pledgor. Notwithstanding anything to the contrary contained herein, with respect to any Additional Pari Passu Agreement, the Collateral Agent shall have no responsibility for, or any duty to inquire as to, any matter pertaining to such Additional Pari Passu Agreement (or the contents thereof) or the compliance of the Pledgor or Additional Pari Passu Agent with the terms thereof. Without limiting the foregoing, in the event the Collateral Agent is required to take action hereunder and such action is conditioned upon compliance with the terms of any Additional Pari Passu Agreement, the Collateral Agent shall be entitled to request, and be fully protected in relying upon, a certificate of a Responsible Officer (as such term is defined in the Revolving Credit Agreement) of the Pledgor or an authorized officer of the applicable Additional Pari Passu Agent that such action is permitted or authorized under the terms of such Additional Pari Passu Agreement. To the extent such Additional Pari Passu Agreement grants any rights, protections, immunities or indemnities thereunder to the Collateral Agent, the Pledgor agrees that the Collateral Agent is an express third-party beneficiary thereunder.

SECTION 4.17. Collateral Agent’s Duty. The obligations of the Collateral Agent to the Secured Parties hereunder shall be limited solely to (i) holding the Pledged Collateral for the benefit of the Secured Obligations and (ii) distributing any proceeds received by the Collateral Agent from the sale, collection or realization of the Pledged Collateral to the holders of Secured Obligations in accordance with the terms of this Agreement. This Agreement shall not create any liability of the Collateral Agent to any Secured Party and the Secured Parties agree to hold the Collateral Agent harmless from any and all liability incurred by or asserted against the Collateral Agent, in each case, arising out of, in connection with, or as a result of, the creation, perfection or continuation of the security interest on the Pledged Collateral, actions with respect to the occurrence of an Event of Default under any Covered Document, actions with respect to the foreclosure upon, sale, release, or depreciation of, or failure to realize upon, any of the Pledged Collateral or action with respect to the collection of any claim for all or any part of the Secured Obligations from any account debtor, guarantor or any other party or the valuation, use or protection of the Pledged Collateral except to the extent that such liability resulted from (x) the gross negligence or willful misconduct of the Collateral Agent (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (y) a claim brought by a Secured Party against the Collateral Agent for material breach of the Collateral Agent’s obligations under this Agreement or under any Covered Document, if such Secured Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction. By acceptance of the benefits under this Agreement, the Secured Parties will be deemed to have acknowledged and agreed that the provisions of the preceding sentence are intended to induce the Collateral Agent to serve in such capacity and are being relied upon by the Collateral Agent as consideration therefor.

SECTION 4.18. Reasonable Care. The Collateral Agent is required to use reasonable care in the custody and preservation of any of the Pledged Collateral in its possession and to account for all proceeds thereof; provided, that the Collateral Agent shall be deemed to have used reasonable care in the custody and preservation of any of the Pledged Collateral, if such Pledged Collateral is accorded treatment substantially similar to that which the Collateral Agent accords its own property, which shall be no less than the treatment employed by a reasonable and prudent agent in the industry.

SECTION 4.19. Delegation; Limitation. Subject to receipt of any applicable regulatory approvals, the Collateral Agent may execute any of the powers granted under this Agreement and perform any duty hereunder either directly or by or through agents or attorneys-in-fact, and shall not be responsible for the actions of any agents or attorneys-in-fact selected by it with reasonable care and without gross negligence or willful misconduct. Notwithstanding anything to the contrary contained in this Agreement, the rights of the Collateral Agent with respect to the Pledged Collateral shall be subject to the receipt of any necessary regulatory approvals.

SECTION 4.20. Miscellaneous. The Collateral Agent shall not be deemed to have actual, constructive, direct or indirect notice or knowledge of the occurrence of any Event of Default under any Covered Document unless and until the Collateral Agent shall have received a notice from (a) the Pledgor, (b) the Controlling Secured Parties or (c) with respect to any Series of First Lien Obligations, the Secured Representative for such Series or the requisite Secured Parties under such Series, in any such case, to the Collateral Agent in its capacity as Collateral Agent indicating that an Event of Default under any Covered Document in respect of such Series has occurred.

SECTION 4.21. Treatment of Certain Information; Confidentiality. The Collateral Agent agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the

National Association of Insurance Commissioners) (and, in the case of any non-ordinary course disclosure under this clause (b), the disclosing party shall use its reasonable efforts to inform the Pledgor thereof prior to any such disclosure and, in any event, shall promptly inform the Pledgor thereof, in each case to the extent legally permitted to do so), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case the disclosing party shall use its reasonable efforts to inform the Pledgor thereof prior to any such disclosure and, in any event, shall promptly inform the Pledgor thereof, in each case to the extent legally permitted to do so), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or any action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) to any Secured Representative or Affiliate thereof or the respective partners, directors, officers, employees, agents, advisors and other representatives of the foregoing (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (g) with the consent of the Pledgor or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 4.21 or (y) becomes available to the Collateral Agent or any of its Affiliates on a non-confidential basis from a source other than the Pledgor.

For purposes of this Section 4.21, “Information” means all information received from the Pledgor or any of its Subsidiaries relating to the Pledgor or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Collateral Agent on a non-confidential basis prior to disclosure by the Pledgor or any of its Subsidiaries and other than information pertaining to this Agreement of the type routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Pledgor or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 4.21 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 4.22. Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings.

(a) The parties acknowledge that the terms of this Agreement constitute a “subordination agreement” under section 510(a) of any Bankruptcy Code and this Agreement shall continue in full force and effect notwithstanding the commencement of any proceeding under any Debtor Relief Law by or against the Pledgor or any of its Subsidiaries.

(b) If the Pledgor shall become subject to any Insolvency or Liquidation Proceeding and shall, as debtor-in-possession, move for approval of debtor-in-possession financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or any equivalent provision of any other Debtor Relief Law and/or the use of cash collateral under Section 363 of the

Bankruptcy Code or any equivalent provision of any other Debtor Relief Law, each Secured Party agrees that it will not oppose and will raise no objection to any such financing or to any Liens on the Pledged Collateral securing the same (“DIP Financing Liens”) and/or to any use of cash collateral that constitutes Pledged Collateral unless, in each case, the Applicable Secured Representative, shall then object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Pledged Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Pledged Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Pledged Collateral granted to secure the First Lien Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities of its Liens with respect to such Pledged Collateral as set forth herein), in each case so long as (A) the Secured Parties of each Series retain the benefit of their Liens on all such Pledged Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such Insolvency or Liquidation Proceeding, with the same priority vis-a-vis all the other Secured Parties (other than any Liens of the Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Insolvency or Liquidation Proceedings, (B) the Secured Parties of each Series are granted Liens on any additional or replacement collateral pledged to any Secured Parties as adequate protection or otherwise in connection with such DIP Financing and/or use of cash collateral, with the same priority vis-a-vis the Secured Parties as set forth in this Agreement, (C) if any amount of such DIP Financing and/or cash collateral is applied to repay any of the First Lien Obligations, such amount is applied pursuant to Section 3.02, and (D) if any Secured Parties are granted adequate protection with respect to First Lien Obligations subject hereto, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 3.02; provided that the Secured Parties of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any assets subject to Liens in favor of the Secured Parties of such Series or its Collateral Agent that shall not constitute Pledged Collateral; and provided, further, that any Secured Parties receiving adequate protection shall not object to any other Secured Party receiving adequate protection comparable to any adequate protection granted to such Secured Parties in connection with a DIP Financing or use of cash collateral.

SECTION 4.23. Reinstatement. In the event that any of the First Lien Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for avoidance or disgorgement of a preference or fraudulent conveyance or transfer under any Debtor Relief Law), be required to be returned or repaid, the terms and conditions of this Agreement shall be fully applicable thereto until all such First Lien Obligations shall again have been paid in full in cash.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

PG&E CORPORATION, as Pledgor

By:	/s/ Margaret K. Becker
Name: Margaret K. Becker
Title: Senior Director and Treasurer

[Signature Page to Pledge Agreement]

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:	/s/ Jeffrey Miller

Name: Jeffrey Miller
Title: Executive Director

Address for notices: CIB DMO WLO Mail code NY1-C413 4 CMC, Brooklyn, NY, 11245-0001 United States Email: ib.collateral.services@jpmchase.com

JPMORGAN CHASE BANK, N.A., as Revolving Administrative Agent

By:	/s/ Jeffrey Miller

Name: Jeffrey Miller
Title: Executive Director

Address for notices: 500 Stanton Christiana Road NCC 5, 1st Floor Newark, DE 19713-2107 Attention: Mary Crews Telecopy/phone: (302) 634-5758/(302) 634-1417 Email: mary.crews@jpmorgan.com

JPMORGAN CHASE BANK, N.A., as Term Administrative Agent

By:	/s/ Jeffrey Miller
Name: Jeffrey Miller
Title: Executive Director

Address for notices: 500 Stanton Christiana Road NCC 5, 1st Floor Newark, DE 19713-2107 Attention: Mary Crews Telecopy: (302) 634-5758 Telephone: (302) 634-1417 Email: mary.crews@jpmorgan.com

[Signature Page to Pledge Agreement]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as the Initial Notes Trustee

By:	/s/ Lawrence M. Kusch
Name: Lawrence M. Kusch
Title: Vice President

Address for notices: The Bank of New York Mellon Trust Company, N.A. 400 South Hope Street, Suite 500 Los Angeles, CA 90071 Atten: Corporate Unit

[Signature Page to Pledge Agreement]

Schedule I

EQUITY INTERESTS

Issuer	Class of Equity Interests	Stock Certificate No.	Percentage of Outstanding Shares held by the Pledgor that are Pledged	Number of Shares Pledged by the Pledgor	Owner of Record
Pacific Gas and Electric Company	Common Stock	ZQU 16	100%	264,374,809	PG&E Corporation

Schedule I

Schedule II

PLEDGOR INFORMATION

Legal Name	Jurisdiction of Incorporation	Chief Executive Office/ Principal Place of Business
PG&E Corporation	California	San Francisco, California 94177

Schedule II

Annex I

to

Pledge Agreement

FORM OF ADDITIONAL PARI PASSU JOINDER AGREEMENT

The undersigned is an Additional Pari Passu Agent (the “New Additional Pari Passu Agent”) for Persons wishing to become “Secured Parties” (the “New Secured Parties”) under the Pledge Agreement, dated as of July 1, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Pledge Agreement” (terms used without definition herein have the meanings assigned to such terms by the Pledge Agreement)), among the Pledgor, JPMorgan Chase Bank, N.A., as collateral agent (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”) for the Secured Parties, JPMorgan Chase Bank, N.A., as the Revolving Administrative Agent, JPMorgan Chase Bank, N.A., as the Term Administrative Agent, and The Bank of New York Mellon Trust Company, N.A., as Initial Notes Trustee.

In consideration of the foregoing, the undersigned hereby:

(a) represents that the New Additional Pari Passu Agent has been authorized by the New Secured Parties to become a party to the Pledge Agreement on behalf of the New Secured Parties under that certain [DESCRIBE OPERATIVE AGREEMENT] (the “New Pari Passu Agreement”) and to act as the Additional Pari Passu Agent for the New Secured Parties hereunder and under the Pledge Agreement;

(b) acknowledges that the New Secured Parties have received a copy of the Pledge Agreement;

(c) on behalf of itself and the other New Secured Parties, irrevocably appoints JPMorgan Chase Bank, N.A. to act as Collateral Agent under the Pledge Agreement and authorizes the Collateral Agent to take such action as agent on behalf of the undersigned and the other New Secured Parties and to exercise such powers under the Pledge Agreement as are delegated to the Collateral Agent by the terms thereof, together with all such powers as are reasonably incidental thereto; and

(d) accepts and acknowledges the terms of the Pledge Agreement applicable to it and the New Secured Parties and agrees to serve as Additional Pari Passu Agent for the New Secured Parties with respect to the New Pari Passu Agreement and the Secured Obligations thereunder and agrees on its own behalf and on behalf of the New Secured Parties to be bound by the terms of the Pledge Agreement applicable to holders of Secured Obligations, with all the rights and obligations of a Secured Party thereunder, and to be bound by all the provisions thereof as fully as if it had been a Secured Party on the effective date of the Pledge Agreement.

The name and address of the New Additional Pari Passu Agent for purposes of Section 4.01 of the Pledge Agreement are as follows:

[name and address of New Additional Pari Passu Agent]

Annex I

IN WITNESS WHEREOF, the undersigned has caused this Additional Pari Passu Joinder Agreement to be duly executed by its authorized officer as of the _____ day of _________ , 20___.

[Name], as the New Additional Pari Passu Agent

By:
Name:
Title:

Annex I

AGREED TO AND ACCEPTED

The Collateral Agent hereby acknowledges

its acceptance of this Additional Pari Passu

Joinder Agreement for purpose of the Pledge

Agreement

JPMorgan Chase Bank, N.A., as Collateral Agent

By:
Name:
Title:

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